For the semi-annual period ended May 31, 2001
File number 811-03175
Prudential Sector Funds, Inc.
	Prudential Technology Fund



SUB-ITEM 77C
Submission of Matters to a Vote of Security Holders

A Special Meeting of Shareholders of Prudential Technology Fund, a series of
Prudential Sector Funds, Inc., was held on January 17 and March 3, 2001, respectively.
At such meeting, the shareholders of the Fund approved the following proposals.

01.	Votes on Directors	                Votes For		    Withheld

	Saul K. Fenster	                18,385,315		    762,864
Delayne Dedrick Gold	    	     18,397,495		    750,684
Robert F. Gunia	                18,405,282		    742,897
	Douglas H. McDorkindale	     18,394,626		    753,553
W. Scott McDonald                    18,394,999		    753,180
Thomas T. Mooney		     18,404,802		    743,377
	Stephen P. Munn		     18,409,649		    738,530
            David R. Odenath		     18,406,469		    741,710
Richard A. Redeker		     18,405,372		    742,807
	Judy A. Rice			     18,405,399		    742,780
Robin B. Smith 		     18,399,732		    748,447
Louis A. Weil III 		     18,389,380		    758,799
Clay T. Whitehead		     18,394,698		    753,481


02.	Approve a New Subadvisory Agreement between Prudential Investments Fund
            Management LLC (PIFM) and Jennison Associates LLC.

Votes For 		Votes Against 		Abstentions

		21,134,511		346,165		366,063

03.	To permit PIFM to enter into or make material changes to subadvisory agreements without shareholder approval.

		Votes For 		Votes Against 		Abstentions

		12,869,679		1,293,469		742,413

04.	An amendment to the management agreement to permit PIFM to allocate assets among affiliated and unaffiliated subadvisers.

		Votes For 		Votes Against 		Abstentions

		13,177,150		982,025		746,386

5A.	NOT APPLICABLE

5B.	To approve certain changes to the Fund's fundamental investment restrictions
or policies:  Issuing senior securities, borrowing money or pledging assets.

		Votes For 		Votes Against 		Abstentions

		13,138,678		1,025,021		741,862

5C.	To approve certain changes to the Fund's fundamental investment restrictions
or policies:  Buying and selling real estate.

		Votes For 		Votes Against 		Abstentions

		13,344,391		900,148		661,022

5D.	To approve certain changes to the Fund's fundamental investment restrictions
or policies:  Buying and selling commodities and commodity contracts.

		Votes For 		Votes Against 		Abstentions

		13,125,666		1,091,294		688,601

5E.	Not Applicable

5F.	Not Applicable

5G.	To approve certain changes to the Fund's fundamental investment restrictions
or policies:  Making loans.

	Votes For 		Votes Against 		Abstentions

		13,075,886		1,126,045		703,630





5H. To approve certain changes to the Fund's fundamental investment restrictions
or policies:  Other investment restrictions.

	Votes For 		Votes Against 		Abstentions

		13,156,441		990,633		758,487

07.	To ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the Fund's current fiscal year.

		Votes For 		Votes Against 		Abstentions

		18,233,697		361,718		552,764








t:  \Cluster 1\N-SAR\Sector\7-01\77C.technology.doc.